EXHIBIT 10.1

                              AMENDED AND RESTATED
                              EMPLOYMENT AGREEMENT

     This Amended and Restated Employment Agreement ('Amended Employment
Agreement') is made as of the      day of            , 1996, by and among
EXECUFIRST BANCORP, INC., a Pennsylvania corporation, (the 'Parent'), FIRST EXECUTIVE BANK, a Pennsylvania corporation, (the 'Company') and ZVI H. MUSCAL (the 'Executive') and hereby amends and restates that certain Employment Agreement ('Employment Agreement') by and among the Parent, the Company and Executive dated as of the 1st day of November, 1992.

                            BACKGROUND OF AGREEMENT

     The Parent owns all of the outstanding shares of capital stock of the Company. The Executive has, for many years, served the Parent as its Chairman of the Board, President and Chief Executive Officer and the Company as its President and Chief Executive Officer and is recognized as having been instrumental in the growth, development and success of the Company. The Parent and the Company desire that the Executive continue to serve in such capacities and the Executive desires to continue to so serve. The parties are entering into this Agreement to provide for the relationships and obligations of each of the parties hereto with respect to such employment and, in certain circumstances, with respect to the period following his employment.

     NOW, THEREFORE, the parties hereto, intending to be legally bound hereby and in consideration of the mutual covenants herein contained, agree as follows:

          1. Employment. The Parent and the Company hereby employ the Executive, and the Executive hereby accepts employment, upon the terms and conditions set forth herein.

          2. Capacities and Duties. The Executive shall serve the Parent in the positions of its President and Chief Executive Officer and shall serve the Company in the positions of its Chairman of the Board and Co-Chief Executive Officer. The Executive agrees to devote the substantial portion of his business time and energy to the business of the Parent and the Company. Nothing in this Agreement shall prevent the Executive from engaging in such business or professional activities or from investing his assets in such form or manner as will not materially interfere with the services to be rendered by the Executive hereunder or to prevent the Executive from acting as a director, trustee, officer of or upon a committee of, any other firm, trust or corporation, nor shall the provisions hereof prohibit the Executive from engaging in charitable, civic, governmental and/or other personal activities in each case where such positions do not materially interfere with the services to be rendered by the Executive hereunder.

          3.  Compensation and Other Benefits.

          3.1 Base Salary. The Company agrees to pay, and the Executive agrees to accept, as his base salary for all services to be rendered by him hereunder a salary at the rate of $220,000 per annum, payable in equal weekly, bimonthly or monthly installments consistent with present practices. The base salary shall not be increased any time during the one year period from the effective date of that certain merger between Parent and Republic Bancorporation, Inc. pursuant to that certain Merger Agreement dated as of November 17, 1995 (the 'Merger'). Beginning on the one year anniversary from the effective date of the Merger, and annually thereafter, the Compensation Committee of the Board of Directors of the Parent or the Board of Directors of the Company may determine an appropriate increase in the Executive's base salary, based on the performance of the Company and the Executive, general economic conditions, the Executive's responsibilities and other pertinent factors.

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          3.2 Bonus.  During the period of employment, the Company's Board of
     Directors, in its sole discretion, may from time to time award the Executive bonuses based on his performance and other pertinent factors and shall consider awarding such bonuses at least annually; provided, however, that while not being legally required to pay any bonus, the Company agrees to take into account, in determining the amount, if any, of a bonus, the factors described in Section 3.1 of this Agreement.

          3.3 Incentive Compensation. The Executive shall be eligible to participate in any short and long term incentive compensation programs created by the Parent or the Company, as determined by their respective Boards of Directors.

          3.4 Stock Options. The Executive shall be eligible to participate in the Parent's Stock Option Plan, as determined by the Board of Directors of the Parent, or the relevant committee thereof, in their or its sole discretion. Pursuant to such Plan, the Executive shall be eligible to receive options, in the sole discretion of the Parent, to purchase shares of the common stock of the Parent. The options will be subject to all terms and conditions of the Stock Option Plan.

          3.5 Life Insurance. During the period of employment, the Company, at its sole expense, will provide the Executive with term life insurance coverage in an amount equal to three times the Executive's then base salary. The policy shall be owned by the Executive who shall have all incidents of ownership of the policy, including, without limitation, the right to name the beneficiary thereof.

          3.6 Vacation. The Executive will be entitled to paid vacation in accordance with policies established by the Board of Directors of Parent or Company, to be taken at such time as is satisfactory to the Executive.

          3.7 Retirement Plan. During the period of employment, the Company shall pay all funds required pursuant to the terms of the Supplemental Retirement Plan, ('Retirement Plan') dated April 3, 1991 established by the Company for the benefit of the Executive.

          3.8 Other Benefit Plans. The Executive shall be entitled to the benefits of such group medical, travel, accident, and savings investment plans which the Parent or the Company shall make available from time to time to its employees occupying senior executive positions.

          3.9 Disability and Disability Insurance. During the term of employment, the Company, at its sole expense, will provide the Executive with the same amount and type of disability insurance which is in force on the date of this Agreement. Moreover, if the Executive is unable, by reason of illness, physical or mental incapacity or other disability (determined as hereinafter provided) to perform his regular duties hereunder, the Company shall continue to pay the full compensation and provide all benefits to be provided hereunder until the Company exercises its right of termination herein set forth. Should the disability continue for more than six (6) consecutive months or should the disability exist for more than eight (8) months in any twelve (12) month period, the Company shall have the right to terminate the Executive's employment by giving the Executive thirty (30) days written notice of its intention so to do. If the Executive shall resume his duties within thirty (30) days after such notice is given, and shall perform such duties on a regular basis in accordance with the terms of this Agreement for six (6) consecutive months thereafter, the Executive's employment hereunder shall continue in full force and effect and the notice of intention to terminate shall have no further force or validity. However, if the disability continues for more than six (6) consecutive months and the Company does not elect to terminate his employment, the Executive shall be entitled to receive disability pay only in accordance with the said disability insurance policy plus social security disability benefits, if any, plus such portion of his base salary so that the total amount received by the Executive shall equal two-thirds of his then current base salary.

          The Executive shall be deemed disabled for purposes of this Agreement either (i) if he is deemed disabled for the purposes of any disability policy, group or individual, paid for by the Company and at the time in effect, or (ii) if no such policy is then in effect, by an independent

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     referee licensed to practice medicine, selected by the Board of Directors of the Company and approved by the Executive, or in the event the parties are unable to agree on a single referee, then by a panel of three (3) independent referees licensed to practice medicine, one of whom shall be selected by the Board of Directors of the Company, one by the Executive and the third by the other two referees.

          3.10 Annual Physical Examination. The Executive agrees to take an annual physical examination before a doctor licensed to practice medicine satisfactory to the Company, and the Company agrees to pay for the costs of such examination. The Executive agrees to disclose the results of the physical examination to the Chairman of the Board of the Company.

          4. Expenses and Auto.

          4.1 Expenses. The Executive is authorized to incur reasonable and ordinary expenses during the period of employment and the Company shall pay directly or reimburse the Executive for all expenses incurred by the Executive relating to the business or affairs of the Parent or the Company including, without limitation, expenses with respect to entertainment, travel and similar items, provided, however, that such expenses are part of an annual budget approved by the Board of Directors of Company and monthly expenses shall be approved by the Chairman of the Board of the Parent. It is understood that the Company will pay directly or reimburse the Executive for club dues and dues for professional society memberships.

          4.2 Auto. During the period of employment, the Company shall provide for the Executive's use a full size, American made automobile, similar to a Lincoln Continental, which shall be replaced every two years. The Company shall pay or reimburse the Executive for all reasonable expenses associated with the operation, maintenance and insurance of such automobile, including a car telephone, as long as such telephone is used primarily for business purposes.

          5. Period of Employment. The 'period of employment' under this Agreement shall continue until January 31, 2000. Thereafter, the 'period of employment' shall continue and shall be automatically renewed for successive one year terms unless either party gives written notice to the other of an intention to terminate at least one hundred eighty (180) days prior to the renewal date.

          6. Termination. In addition to termination of the period of employment pursuant to Section 5, the period of employment hereunder shall terminate as hereinafter provided:

          6.1 Death. The period of employment shall terminate upon the death of the Executive; provided, however, if the Executive dies during the period of employment, his then current base salary will continue to be paid by the Company to the Executive's designated beneficiary for a period of six (6) months. If no such beneficiary is designated, such payment shall be made to his spouse if she is then living and if not to his estate.

          6.2 Disability. If the Executive should become disabled during the period of employment, the period of employment shall terminate as provided in Section 3.9 of this Agreement. Upon such disability, the Executive shall be entitled to the compensation as provided in Section 3.9 hereof.

          6.3 Good Cause. The period of employment may be terminated by the Company for 'Good Cause'. The term 'Good Cause' shall mean only (i) the willful failure by the Executive to discharge his material duties hereunder or follow the reasonable policies of the Board which shall persist for thirty (30) days after written notice from the Company setting forth with particularity the allegations in this regard or (ii) an unappealable judicial determination or admission by the Executive that the Executive has committed a criminal act which (a) caused or sought to cause economic benefit to accrue to the Executive and (b) relates to, adversely affects or is likely to adversely affect his duties under this Employment Agreement. Upon termination for Good Cause, the Executive will cease to receive any payments hereunder, provided that payments

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     under plans and policies referred to in Section 3 will be determined in accordance with the provisions of the applicable plans or policies.

          In case of any dispute or disagreement arising out of the termination of the Executive for Good Cause as set forth above, the Executive and the Company agree to submit the dispute or disagreement to the American Arbitration Association ('AAA') in accordance with the AAA's voluntary Labor Arbitration Rules for a resolution within thirty (30) days after submission to three arbitrators to be designated by the AAA. Any decision or award by these arbitrators shall be final and binding and the award rendered shall not be appealable. In addition, the prevailing party in the arbitration proceeding shall be entitled to recover attorney's fees, all reasonable out-of-pocket costs and disbursements, as well as any and all charges which may be made for the arbitration's cost and the fees of the arbitrators.

          6.4 Voluntary Termination. If the Executive voluntarily terminates employment during the period of employment, he will cease to be entitled to receive any payments hereunder following the effective date of such termination provided that payments under the programs and policies described in Section 3 will be determined in accordance with the provisions of the applicable plans and policies.

          In addition, a percentage of each of the stock options issued to the Executive from the commencement of his employment on June 1, 1988 to the date of termination, to the extent not exercised, shall be forfeited in accordance with the following schedule:

                                                                         PERCENT OF STOCK
                        DATE OF TERMINATION                              OPTIONS FORFEITED
- -------------------------------------------------------------------  -------------------------
On or before June 30, 1996                                                          35%
After July 1, 1996 and on or before June 30, 1997                                   30%
After July 1, 1997 and on or before June 30, 1998                                   25%
After June 30, 1998 and on or before June 30, 1999                                  20%

          Those options issued to Executive which are not forfeited in accordance with the above schedule shall continue to be subject to all terms (including forfeiture provisions) of the Stock Option Plan. The foregoing percentage of stock options shall relate to each issue of stock options received by the Executive during the period of employment under this Agreement and during the period of employment of prior Employment Agreements.

          6.5 Termination by the Company Other Than For Cause. If, prior to the end of the period of employment, the Parent or the Company terminates the Executive's employment, other than for Good Cause or disability, the Company shall continue, for the balance of the period of employment to (i) pay the Executive the annual base salary otherwise payable to the Executive pursuant to this Agreement, and (ii) provide the Executive with the benefits referred to in Section 3.5, 3.6, 3.7, 3.8 and 3.9 of this Agreement.

          7. Non-Competition and Non-Disclosure.

          7.1 Covenant Not to Compete. Without the prior consent of the Board of Directors of the Company evidenced in a writing executed by an authorized officer, during the period of employment and for a period of two years after the termination of the period of employment pursuant to either
     Section 6.2, 6.3, or 6.4 of this Agreement, the Executive shall not directly or indirectly become an officer, employee, agent, partner, director or a greater than five percent (5%) stockholder of any banking or financial service business or holding company or affiliate thereof operating in the Pennsylvania counties of Philadelphia, Bucks, Montgomery, Delaware, or Chester, the New Jersey Counties of Burlington, Camden and Gloucester and the Delaware County of Wilmington or in any other county or metropolitan area in which the Company has an office.

          7.2 Non-Disclosure. Without the prior consent of the Board of Directors of the Company evidenced in a writing executed by an authorized officer, during the period of employment and

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     thereafter, the Executive shall not knowingly disclose to anyone or use or otherwise exploit for the benefit of anyone other than the Company any Confidential Information. The term 'Confidential Information' shall mean information belonging to the Company which is material to the Company and not generally known or available to the public (whether or not in written or tangible form) and the knowledge of which could benefit an institution which is in competition with the Company. However, the term 'Confidential Information' shall not include any information which is or shall become public other than as the result of any act or omission by the Executive. It is understood that the Executive shall be entitled to disclose Confidential Information as required by law or pursuant to legal process.

          7.3 Remedies. The Executive acknowledges that the provisions and restrictions set forth in Sections 7.1 and 7.2 are reasonable and necessary for the protection of the legitimate interests of the Company. The Executive further acknowledges that the provisions and restrictions are unique and, if there is a material breach or threatened breach of any of these provisions or restrictions, the Company may have no adequate remedy at law, and could result in irreparable harm to the Company. Therefore, the Executive agrees that upon a breach or threatened breach of such provisions or restrictions, the Company shall be entitled, in addition to other remedies which may be available to it, to institute a maintain proceedings at law or in equity, to recover damages or to obtain specific performance or an injunction.

          7.4 Reduction Of Restrictions By Court Action. Each provision hereof, including without limitation the periods of time, geographical areas and types and scopes of restrictions on the activities of such person specified herein are and are intended to be divisible, and if any portion thereof (including any sentence, clause or part) shall be held contrary to law or invalid or unenforceable in any respect in any jurisdiction, or as to one or more periods of time, areas or business activities or any part thereof, the remaining provisions shall not be affected but shall remain in full force and effect as to the other remaining parts, and any such invalid or unenforceable provision shall be deemed, without further action on the part of any person, modified, amended and limited to the extent necessary to render the same valid and enforceable in such jurisdiction.

          8. No Duty to Mitigate. In the event of the failure of Company to comply with the terms hereof, or in the event of the termination of the period of employment by the Parent or the Company other than for Good Cause or disability, as such terms are herein defined, the Executive shall not be required to seek other employment in order to mitigate the amounts recoverable for such action. However, if the Executive voluntarily obtains other employment, the Company shall be entitled to set off against the amounts the Company is required to pay or benefits it is required to provide to the Executive under the Agreement, any sums or comparable benefits earned by Employee in other employment during the period the Company is required to make such payments.

          9. Notices. Any notice, request, consent, demand, offer, acceptance or other communication required or permitted under this Agreement shall be made in writing and shall be deemed to have been duly given if personally delivered or if mailed by first class registered or certified mail, postage prepaid, return receipt requested (and shall be deemed delivered on the date received for delivery by the Postal Service whether or not accepted), or by telefax, telecopier or similar transmission on the date received, if the appropriate telefax, telecopier or transmission number is included in the address, or by Federal Express or similar overnight delivery service, charges prepaid, on the date received, addressed to the parties hereto at their respective addresses as follows:

           9.1 If to the Executive:
           238 Ardleigh Road
           Penn Valley, PA 19072

           9.2 If to the Company:
           1513 Walnut Street

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Philadelphia, PA 19103
Attention: Chairman of the Board

              with a copy to:
           Klehr, Harrison, Harvey, Branzburg & Ellers
           1401 Walnut Street
           Philadelphia, PA 19102
           Attention: Stephen T. Burdumy, Esquire--Fax No. (215) 568-3206

          The designation of the person to be notified or the address or transmission number of such person for the purpose of such notice may be changed from time to time by a similar notice to be effective ten (10) days after such change is supplied.

          10. Indemnification. The Company shall indemnify the Executive against such matters and at least to such extent as is provided under
     Article 10 of the by-laws of the Company as in effect on the date hereof. In addition, the Company shall include the Executive within the coverage of any directors and officers indemnification insurance policy to the full extent that any other senior executive officer or the Company is so covered. Such coverage or such other coverage as the Company may provide in its reasonable judgment for other senior executive officers and directors of the Company shall be provided for the Executive for five (5) years after the termination of the term of employment.

          11. Attorneys' Fees. In the event that either of the parties hereto shall institute any action or proceeding against the other party relating to this Agreement, the unsuccessful party in such action or proceeding shall reimburse the successful party for its disbursements incurred in connection therewith and for his or its reasonable attorneys' fees.

          12. Entire Agreement. This Agreement and The Retirement Plan constitutes the full and complete understanding and agreement of the parties with respect to the subject matter of this Agreement and supersedes all prior understandings and agreements concerning the subject matter of this Agreement, including, without limitation, the Employment Agreement, dated as of June 1, 1988, the Employment Agreement dated November 1, 1987, and the Employment Agreement dated as of November 1, 1992, and may not be modified or amended orally, but only by an agreement in writing, signed by the party against whom enforcement of any waiver, change, modification, amendment, extension or discharge is sought.

          13. Binding Effect. This Agreement and the rights and obligation of the parties shall bind and inure to the benefit of each of the parties and shall also bind and inure to the benefit of any successor or successors of the Parent or Company by reorganization, merger, sale or consolidation and any assignee of all or substantially all of its business and properties, but, except as to any successor or assignee of the Parent or Company, neither this Agreement nor any rights or benefits hereunder may be assigned by the Executive.

          14. Representation of Company. Company represents and warrants that the execution of this Agreement by the Company has been duly authorized by resolution of its Board of Directors.

          15. Captions. Section captions contained in this Agreement are inserted only as a matter of convenience and shall not be deemed to affect the construction of any of the terms hereof.

          16. Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the Commonwealth of Pennsylvania or any other regulatory bodies as might have jurisdiction hereof.

          17. Severability. If any term or provision of this Agreement is held to be invalid or unenforceable for any reason, such invalidity or unenforceability shall not affect any other term or provision hereof, and this Agreement shall continue in full force and effect as if such invalid or unenforceable term or provision (to the extent of the invalidity or unenforceability) had not been contained herein.

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          18. Joint Liability.  The Parent shall be jointly and severally liable with the Company to perform all of the Company's obligations set forth in this Agreement.

          19. Submission to Jurisdiction and Consent to Service. Each party hereto agrees to submit to the personal jurisdiction of, and any legal action or proceeding arising out of or relating to this Agreement may be instituted in, any court of the Commonwealth of Pennsylvania or of the United States of America or for the Eastern District of Pennsylvania as any person or entity asserting the rights may elect. Each of the parties hereby waives any objection which such party may have to the laying of venue of any such proceeding in any such courts and each hereby irrevocably designates the Secretary of State of the Commonwealth of Pennsylvania as its agent to accept and acknowledge, on its behalf, service of any and all process in any such proceeding brought in any such court, and agrees and consents that any such service of process upon such agent, when coupled with immediate notice of such service to such party in conformity with the provisions of Section 9 of this Agreement, shall be taken and held to be valid service of process.

          Notwithstanding the foregoing, no legal action or proceeding arising out of or relating to this Agreement may be instituted until the parties have attempted in good faith to resolve the dispute or claim first by negotiating promptly with each other in good faith in face to face negotiations conducted in front of an independent mediator at the office of such mediator. The mediator shall be selected by the parties. However, if the parties are unable to agree to a mediator within fifteen (15) business days after the dispute first arose, the mediator shall be selected by a representative designated by the Company and a representative designated by the Executive. The recommendations of the mediator shall not be binding upon the parties.

          20. Effective Date of Agreement. This Agreement shall become effective on the effective date of the Merger. In the event the Merger is not consummated, this Agreement shall become null and void and the Employment Agreement dated as of November 1, 1992 shall be reinstated.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

                                          EXECUFIRST BANCORP, INC.

                                          By: __________________________________

                                          Attest: ______________________________
                                              Secretary

                                          FIRST EXECUTIVE BANK

                                          By: __________________________________

                                          Attest: ______________________________
                                              Secretary

                                          EXECUTIVE:

                                           _____________________________________
                                                       Zvi H. Muscal

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